Exhibit 99.1

NEWS

RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	ALBERT H. ECKERT, II PRESIDENT AND CEO PHONE: (412) 734-2700

FIRST BELL BANCORP, INC., ANNOUNCES

FIRST QUARTER 2003 EARNINGS

Wilmington, Delaware, April 18, 2003—First Bell Bancorp, Inc. (NASDAQ—“FBBC”), today reported net income of $1,792,000 or $0.43 per share for the quarter ended March 31, 2003, in comparison to $1,975,000 or $0.47 per share for the quarter ended March 31, 2002. Net income for the quarter ended March 31, 2003 includes non-recurring expenses of $144,000 or $0.03 per share related to the merger of First Bell Bancorp, Inc. and Northwest Bancorp, Inc. Earnings per share amounts are based on diluted shares. The return on average equity was 9.62% for the first quarter of 2003 in comparison to 11.47% for the prior year.

Total consolidated assets at March 31, 2003 were $905.7 million compared to $892.9 million at December 31, 2002 representing a $12.8 million or 1.4% increase. Total deposits increased from $586.7 million at December 31, 2002 to $598.9 million at March 31, 2003. Stockholders’ equity as of March 31, 2003 was $74.2 million representing a book value per share of $16.36.

Total non-performing assets were $1.8 million or 0.20% of total assets as of March 31, 2003 in comparison to $1.1 million or 0.13% of total assets as of March 31, 2002. The reserve for loan losses was $925,000 or 52.0% of non-performing assets as of the end of the current quarter.

First Bell Bancorp, Inc. is the holding company of Bell Federal Savings and Loan Association of Bellevue, which operates 7 full service offices in the greater Pittsburgh metropolitan area. Additional information on First Bell Bancorp, Inc. can be found on the world wide web at www.bellfederalsavings.com.

FIRST BELL BANCORP, INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

(in thousands except per share amounts)

	THREE MONTHS ENDED MARCH 31, 2003	THREE MONTHS ENDED MARCH 31, 2002
Interest income:
Conventional mortgage loans	$5,321	$7,493
Interest-bearing deposits	107	151
Mortgage-backed securities	1,713	599
Federal funds sold	41	28
Investment securities	2,976	2,945
Other loans	4	11
Federal Home Loan Bank stock	98	116

Total interest income	10,260	11,343
Interest expense on deposits	4,456	5,519
Interest expense on borrowings	3,084	3,022

Total interest expense	7,540	8,541
Net interest income	2,720	2,802
Provision for loan losses	0	0

Net interest income after provision for loan losses	2,720	2,802
Other income:
Loan fees and service charges	355	301
Gains on sale of investments	2	0
Other income	257	262

Total other income	614	563
General and administrative expenses:
Compensation, payroll taxes and fringe benefits	925	585
Office occupancy expense, excluding depreciation	162	146
Depreciation	77	76
Computer services	87	82
Other expenses	373	329

Total general and administrative expenses	1,624	1,218
Net income before taxes	1,710	2,147
Provision for income taxes:
Current:
Federal	299	1,171
State	81	107
Deferred (credit)	(462)	(1,106)

Total provision for income taxes	(82)	172

Net income	$1,792	$1,975
Basic earnings per share	$0.46	$0.48

Diluted earnings per share	$0.43	$0.47

Weighted average shares outstanding-Basic	3,931	4,122

Weighted average shares outstanding-Diluted	4,134	4,225

FIRST BELL BANCORP, INC.

SELECTED BALANCES AND FINANCIAL RATIOS

(unaudited)

(in thousands except per share amounts)

AVERAGE BALANCES	AS OF MARCH 31, 2003		AS OF MARCH 31, 2002

Loans, Net	314,915		425,999
Mortgage-Backed Securities	174,628		58,618
Other Investment Securities	300,304		283,193
Other Earning Assets	69,576		54,878
Total Earning Assets	859,423		822,688
Total Assets	897,611		862,977
Total Deposits	590,246		564,620
Borrowings	221,750		213,417
Advances by Borrower for Taxes and Insurance	7,981		11,194
Total Interest-Bearing Liabilities	819,977		789,231
Total Stockholders’ Equity	74,544		68,876

PERIOD END BALANCES AND RATIOS

Loans, Net	297,509		415,413
Reserve for Loan Losses	925		925
Mortgage-Backed Securities	217,824		62,715
Total Assets	905,741		872,328
Total Stockholders’ Equity	74,197		68,628
Deposits	598,940		573,302
Borrowings	220,500		213,000
Shares Outstanding	4,536		4,774
FTE Staff	52		50
Non-Accrual Loans	1,779		1,116
Other Real Estate Owned	0		0
Nonperforming Assets	1,779		1,116
Book Value Per Share	$16.36		$14.37
Period Ending Share Price	$26.23		$15.55
Nonperforming assets to total assets	0.20%		0.13%
Nonperforming loans to total loans	0.60%		0.27%
Allowance for possible loan losses to total loans	0.31%		0.22%
Allowance for possible loan losses to nonperforming assets	0.52	x	0.83	x
Number of:
Depositor accounts	50,501		53,727
Full-service customer service facilities	7		7

OTHER SELECTED RATIOS	THREE MONTHS ENDED MARCH 31, 2003		THREE MONTHS ENDED MARCH 31, 2002

Diluted Earnings Per Share	$0.43		$0.47
Return on average equity (1)	9.62%		11.47%
Return on average assets (1)	0.80%		0.92%
Net yield on average interest earning assets (1)	1.27%		1.36%
Other expenses to average assets (1)	0.72%		0.56%
Net interest income to other expenses	1.67	x	2.30	x
Average shareholders’ equity to avg. total assets	8.30%		7.98%
Average interest earning assets to average interest bearing liabilities	1.05	x	1.04	x
Efficiency ratio	48.71%		36.20%
Dividend payout ratio	37.95%		27.80%
(1)	annualized rates